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                                                                    EXHIBIT 99.1


                                [LHC GROUP LOGO]



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
COMPANY CONTACT:                                 PORTER, LEVAY & ROSE, INC.

Barr Brown, CFO & Sr. Vice President             Cheryl Schneider, VP -- Investor Relations
337-233-1307                                     Jeff Myhre, VP -- Editorial
                                                 212-564-4700

                                                 Tom Gibson -- VP Media Relations
                                                 201-476-0322
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                                                           FOR IMMEDIATE RELEASE



            LHC GROUP PROVIDES PRELIMINARY FOURTH QUARTER RESULTS AND
                             2006 EARNINGS GUIDANCE

LAFAYETTE, LA, FEBRUARY 23, 2006 -- LHC Group, Inc., a provider of post-acute healthcare services primarily in rural markets in the southern United States
(NASDAQ: LHCG), announced today its unaudited preliminary results for the fourth quarter and full year ended December 31, 2005 and 2006 earnings guidance.

Net service revenue for the three months ended December 31, 2005 is expected to be in the range of $43.0-$45.0 million, as compared to $35.0 million in 2004.

For the quarter ended December 31, 2005, the Company expects non-GAAP earnings per diluted share of $0.18-$0.19 and GAAP earnings per diluted share of $0.20-$0.21. The Company's non-GAAP earnings per diluted share excludes a mark to market non-cash charge relating to the minority interest in one of the Company's long-term acute care hospital joint ventures which became redeemable upon completion of the Company's initial public offering.

Net service revenue for the full year ended December 31, 2005 is expected to be in the range of $160.5-$162.5 million, an increase from $123.0 million in 2004.

For the full year ended December 31, 2005, the Company expects to report non-GAAP earnings per diluted share of $0.82-$0.83 and GAAP earnings per diluted share of $0.58-$0.59. The Company's non-GAAP earnings per diluted share for the year ended December 31, 2005 excluded equity-based compensation charges primarily related to the conversion of the Company's Key Employee Equity
Participation Units to common stock in connection with the Company's initial public offering, which closed on June 14, 2005, a mark to market non-cash charge relating to the minority interest in one of the Company's long-term acute care hospital joint ventures which became redeemable upon completion of the initial public offering, and a one time income tax benefit resulting from an equity-based compensation charge incurred by the Company prior to the completion of the initial public offering.

These financial results are preliminary as the Company's independent auditors have not yet completed their audit. Although management is not currently aware of any adjustments that in the aggregate will require a material change to these financial results, it is possible that there may be adjustments prior to the filing of the Company's Annual Report on Form 10-K. The Company is a non-accelerated filer with the SEC and expects to file the Annual Report on Form
10-K on or before March 31, 2006.


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Keith G. Myers, president and CEO of LHC Group states, "We have come through a very trying time for everyone in our part of the country, and our patient census has returned to and, in some cases, even exceeded pre-hurricane levels at all of our agencies except our New Orleans location. We continue to grow by acquisition as well as organically, and we believe that 2006 will be even better than 2005."

He continued, "During 2005, we found opportunities to enhance our growth by strategic acquisitions. In the time we have been a public Company, we have acquired or taken substantial ownership stakes in seven different home health agencies."

Myers concluded, "We continue to aggressively seek new acquisition opportunities, but we remain selective about those opportunities we choose to pursue. Our business model places paramount importance on the personal contact between patients and caregivers; any acquired company that becomes part of the LHC Group family, will need to possess these traits."

Days sales outstanding ("DSO") is expected to range between 71-76 for the three months ended December 31, 2005 which is an improvement from the DSO of 79 days for the three months ended September 30, 2005, due to efficiencies gained as a result of the implementation of a new revenue, billing and receivable management application at the Company's home nursing agencies. The Company's DSO has continued to return to 2004 levels as of the end of the year.

DSO is expected to range between 76-81 for the twelve months ended December 31, 2005 as compared to 74 days for the year ended December 31, 2004. DSO increased from the year ended December 31, 2004 due to the residual effects of the implementation of a new revenue, billing and receivable management application at the Company's home nursing agencies implemented earlier in 2005.

LEGISLATIVE UPDATE

On January 1, 2006, a 2.8% market basket increase went into effect along with new Core Based Statistical Area ("CBSA") area designations and wage indices. The one-year Deficit Reduction Act has provided for a one year Medicare home health market basket reimbursement freeze in 2006, in essence, taking away the 2.8% market basket adjustment. This Act has also provided for a one-year 5% rural add on. Under the new CBSA's, the Company expects to be classified as approximately
60% rural as compared to approximately 40% rural under the previous designation.
Using the Transition Wage Index, the Company expects the Medicare home nursing revenue to increase by approximately 2.5% in 2006. The effect of this legislation has been included in the Company's 2006 earnings projections.

HOME-BASED SERVICES

Total admissions to the Company's home nursing division were approximately 4,500 and 4,176 for the three months ended December 31, 2005 and 2004, respectively.
Total Medicare admissions to the Company's home nursing division were approximately 3,200 and 3,071 for the three months ended December 31, 2005 and 2004, respectively.

FACILITY-BASED SERVICES

Total patient days in the Company's long-term acute care hospitals were approximately 12,300 and 8,865 for the three months ended December 31, 2005 and 2004, respectively. Total outpatient visits to the Company's clinics were approximately 8,900 and 10,809 for the three months ended December 31, 2005 and 2004, respectively.


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2006 GUIDANCE

The Company expects revenue for Fiscal 2006 to be in the range of $200.0 million to $215.0 million, exclusive of any potential acquisitions. Additionally, the Company expects diluted earnings per share of approximately $0.95 to $1.00 for 2006, exclusive of any acquisitions.

NON-GAAP FINANCIAL INFORMATION

The Company has decided to present the non-GAAP information in this press release in order to give investors a means by which to compare the Company's normalized operational performance for the three months and year ended December
31, 2005 with its normalized operational performance for the same period in 2004, before the impact of transactions arising out of the Company's initial public offering. A reconciliation between the Company's non-GAAP results and the Company's GAAP results accompanies this press release. For the purpose of the reconciliation, the Company is assuming non-GAAP diluted earnings per share of $0.19 for the three months ended December 31, 2005 and $0.83 for the year ended
December 31, 2005.

              RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE


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                                                     THREE MONTHS ENDED              YEAR ENDED
                                                        DECEMBER 31,                DECEMBER 31,
                                                 --------------------------  --------------------------
                                                     2005          2004          2005          2004
                                                 ------------  ------------  ------------  ------------
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Net income available to common stockholders
per diluted common share.....................      $ 0.21        $ 0.21        $ 0.59        $ 0.77
Equity-based compensation, net of tax (1)....          --          0.03          0.16          0.09
Redeemable minority interests(2).............       (0.02)           --          0.10            --
Compensation charge tax benefit(3)...........          --            --         (0.02)           --
                                                   ------        ------        ------        ------
Non GAAP net income per diluted common share...    $ 0.19        $ 0.24        $ 0.83        $ 0.86
                                                   ======        ======        ======        ======


(1) There was no equity-based compensation charge in the fourth quarter of 2005 as the charges in the previous quarters related primarily to the conversion of the Company's Key Employee Equity Participation Units to common stock in connection with the Company's initial public offering, which closed on June 14, 2005. A description of this equity-based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering. The equity-based compensation charge, net of tax, for the three months ended December 31, 2004 was $329,000. The equity-based compensation charge, net of tax, for the year ended December 31, 2005 and 2004 was $2.4 million and $1.1 million, respectively.
(2) These non-cash mark to market charges to retained earnings related to the minority interest in one of the Company's long-term acute care hospital joint ventures which became redeemable upon the Company's initial public offering. The terms of this redeemable minority interest are described in the prospectus prepared by the Company in connection with its initial public offering. This benefit for the three months ended December 31, 2005 was $266,000. The year ended December 31, 2005 charge was $1.5 million.
(3) In 2001 the Company recorded a $900,000 equity-based compensation charge stemming from shares issued by one of the Company's principal shareholders to an officer of the Company in 2001. At the time the Company did not believe it would be able to deduct the equity-based compensation charge for income tax purposes. In conjunction with the initial public offering, the Company determined that it would be able to deduct the $900,000 equity-based compensation charge and has recognized an income tax benefit associated with that charge of $342,000, or $0.02 per share. A description of this equity-based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering.


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The company will host a conference call today at 10 a.m. EST, which will be simultaneously broadcast live over the internet. Keith Myers, President and CEO, and Barr Brown, Sr. Vice President and CFO, will host the call. To access the webcast, please log on to: www.lhcgroup.com under the investor relations section.

A telephone replay will be available for one week by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code #21097522. A replay of the webcast will also be archived on LHC Group's website.

As previously announced, the company also announced that it will give a presentation at the Citigroup Healthcare Conference in Washington, D.C. on February 27, 2006. The presentation will be webcast live over the Internet via the company's website (www.lhcgroup.com).

ABOUT LHC GROUP, INC.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in relationships with referral sources, increased competition for services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's 10Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.



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